Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
guy.childs@spnc.com	lynn.pieper@westwicke.com

Spectranetics Names Stacy McMahan Chief Financial Officer
COLORADO SPRINGS, Colo. (August 27, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today announced that Stacy McMahan has been named Chief Financial Officer, effective September 28, 2015. In this role, Ms. McMahan will report directly to Scott Drake, President and Chief Executive Officer.
Ms. McMahan has more than 25 years of finance leadership experience, including Chief Financial Officer and Vice President of Finance with responsibility for global, treasury, tax, internal audit, and decision support groups of high-profile public companies. Ms. McMahan currently serves as Senior Vice President, Chief Financial Officer and Treasurer of MSA Safety Incorporated (NYSE: MSA). Prior to joining MSA, Ms. McMahan was employed by Thermo Fisher Scientific, Inc., where she served as Vice President of Finance, Customer Channels Group. Prior to that, she spent six years with Johnson & Johnson as Vice President of Finance, and 16 years with Eli Lilly, where she served in several significant roles across many countries.
“Stacy is a proven executive with world-class finance, operations, and business development experience,” said Drake. “In addition to her financial background and prior experience with large, publicly held companies, Stacy brings a deep understanding of the medical device industry to this critical role. Her skills and leadership will help us capitalize on the transformational opportunities ahead. I am confident that, with the benefit of Guy Childs’ continued contribution and leadership, there will be a seamless transition as we execute our strategic plan,” said Scott Drake, President and Chief Executive Officer.
Ms. McMahan stated, “I am thrilled to join Spectranetics. The strategic growth opportunities for the company are compelling, and the mission of saving limbs and lives has never been more important. I look forward to being an integral part of the team at Spectranetics and helping to drive further success for the company.”

Ms. McMahan earned a Bachelor of Science Degree in finance from Oklahoma State University and a Master’s of Business Administration from Harvard Business School.
About Spectranetics
The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.
The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt® scoring balloon used in both peripheral and coronary procedures, and the Stellarex™ drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.
The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information, visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, outcome of litigation, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2015 outlook including projected revenue and expenses, net loss and gross margin. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore and Stellarex into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead removal products, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034, our debt adversely affecting our financial health and prevent us from fulfilling our debt service and other obligations, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, inability to successfully integrate new personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

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